EXHIBIT 99.1

Mawson Infrastructure Group Inc. Announces Monthly Operational Update for August 2023

Self-Mining Bitcoin Production grew 27% M/M to 88 BTC and Company Set Monthly Operational Performance Record for its Sites

SHARON, Pa., Sept. 22, 2023 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure company, announced today its unaudited business and operational update for August 2023.

Rahul Mewawalla, CEO and President, commented, “I am delighted to share that August was another solid month of growth for our self-mining Bitcoin business, with production increasing 27% M/M, and was a new monthly operational performance record for our sites. This robust performance demonstrates results from our enhanced focus on strengthening the operational excellence and performance of our self-mining platform and capabilities. In addition, we are pleased to see interest from several potential new co-location and hosting customers who are looking to benefit from Mawson’s operational capabilities, scalability, attractive power pricing, and our strategically located sites in the PJM markets.”

Unaudited August Monthly Operating Results Summaryˆ

  Self-Mining Bitcoin production increased 27% M/M to 88 BTC, and set a new operational performance record for the Company’s Pennsylvania sites.
  Total self-miners hashing at the end of August increased 8% M/M to approximately 15,600
  Approximately $3.88M in Monthly Revenue for August 2023
  Self-Mining Monthly Revenue increased 18% to $2.44M
  Hosting Co-location Monthly Revenue declined as expected to $1.29M
  Energy Market Program Monthly Revenue was approximately $0.14M
  Total Power Capacity was approximately 109 MW with capacity for nearly 32,500 miners

Operational Updates

Mawson’s two sites in Pennsylvania, located in Midland, Pennsylvania and Bellefonte, Pennsylvania, have approximately 109 MW of total power capacity. In August, the Midland facility had a power capacity of approximately 100 MW with capacity to support a total of approximately 30,000 miners for either self-mining or co-location and hosting services. As of the end of August, the Company had approximately 50 MW and approximately 13,150 miners hashing for self-mining purposes and currently expects this number of miners to increase in Q4 2023.

As previously announced, the co-location agreement with company’s hosting customer ended on August 23, and the Company ceased operating the customer’s miners. The Company currently has approximately 50 MW of capacity that could be offered for co-location and hosting services, and the Company is seeing interest from several potential new co-location and hosting customers.

At the end of August, the Bellefonte facility, which is used entirely for self-mining purposes, was operating approximately 8.8 MW of capacity with approximately 2,460 miners hashing for self-mining.  The Company has been ramping up this facility with a focus to enhance overall operating performance.

During the month of August, Mawson focused on improving its self-mining business operating performance and miner uptime at its facilities, which is expected to continue to enhance its self-mining operations going forward.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure company. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson aligns digital infrastructure, sustainable energy, and next-generation fixed and mobile data center solutions, enabling efficient Bitcoin production and on-demand deployment of digital infrastructure assets. Mawson Infrastructure Group is emerging as a global leader in ESG focused digital infrastructure and Bitcoin mining.

For more information, visit: https://mawsoninc.com/

Statements about hashrate capacity

Statements in the press release about hashrate capacity (including ‘installed capacity’ or ‘nameplate capacity’), will often differ from the actual or observed hashrate. These terms generally make certain assumptions about the efficiency of the ASIC miners that are in use. Some ASIC miner models will consume less power to create the same amount of hashing power than other ASIC miner models (typically more recent models are more efficient). Many ASIC miner fleets are blended fleets, including various ASIC miner models each with different efficiency ratings. Hashrate capacity figures typically assume 100% deployment of ASIC miners. Given the large numbers of computing units (often numbering in the tens of thousands), ASIC mining fleets are rarely 100% deployed and online at any one time. This can be due to a variety of factors, including ASIC miners being under maintenance, in repair workshops, in storage, in transit, or due to technical faults and breakdowns. Once deployed and online, the actual or observed hashrate can be influenced by other factors such as heat, overclocking (causing the ASIC miner to perform at levels higher than the manufacturer’s specifications), the age, and wear and tear exhibited by the ASIC miners and also by the limitations of the surrounding infrastructure, such as power outages, and MDC and transformer breakdowns. Construction and development delays are a common risk for mining data centers, for example due to weather, permitting delays, or labor and equipment shortages. Investors should consider all risk factors related to uptime when considering these figures, which are a best-case scenario.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023, August 21, 2023, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Sandy Harrison
Chief Financial Officer
IR@mawsoninc.com

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ˆ All figures unaudited, and as of August 31, 2023.